Exhibit 4.67

Spousal Consent

The undersigned, Xi Wang, is the lawful spouse of Jintao Ren. I hereby unconditionally and irrevocably agree to execution of the following documents (hereinafter referred to as the “Transaction Documents”) by Jintao Ren on August 18, 2017, and the disposal of the 99% equity interest of Shanghai Jieying Auto Retail Co., Ltd. held by Jintao Ren and registered in her name according to the following documents:

(1)	The Equity Interest Pledge Agreement entered into with Shanghai Renren Automobile Technology Company Limited:

(2)	The Loan Agreement entered into with Shanghai Renren Automobile Technology Company Limited: and

(3)	The Equity Option Agreement entered into with Shanghai Renren Automobile Technology Company Limited;

I further warrant that I hereby undertake not to take any action which is in conflict with the above arrangements intending, including any assertions in connection with the equity interests of Shanghai Jieying Auto Retail held by Jintao Ren. I hereby unconditionally and irrevocably waive any right or interest that may be granted to me in accordance with the laws in use.

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Signature:	/s/ Xi Wang

Date:	August 18, 2017